Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement on Form F-4 of China Ceramics Co., Ltd. of our report dated April 15, 2009, relating to our audit of the financial statements of China Holdings Acquisition Corp., appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.  Our report includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the captions "Experts" in the Proxy Statement/Prospectus.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
New York, New York
October 1, 2009